[Letterhead of CBL & Associates Properties, Inc.]
                       2030 Hamilton Place Boulevard
                           Chattanooga, Tn 37421-6000




Contact:          John N. Foy
                  Vice Chairman and CFO
                  (423) 855-0001


                      CBL REPORTS FIRST QUARTER RESULTS
|X|      Increases FFO per share 11.2% for the quarter
|X|      Same center portfolio NOI increases 5.0%
|X|      Expands credit facility
|X|      Finances Westmoreland Mall at 5.05% for a term of 10 years

CHATTANOOGA, Tenn. (April 23, 2003) - CBL & Associates Properties, Inc. (NYSE:CBL) today announced results for the quarter ended March 31, 2003. Reconciliations of non-GAAP financial measures are included in the financial tables accompanying this press release.

         Funds from operations (FFO) increased 21.3% to $67,297,000 for the quarter ended March 31, 2003, from $55,490,000 for the first quarter of 2002. FFO per share on a diluted, fully converted basis increased 11.2% to $1.19 from $1.07 in the prior-year period. The Company has for the first time included gains on sales of outparcels in FFO to comply with the Securities and Exchange Commission's rules related to disclosure of non-GAAP financial measures. NAREIT's definition of FFO continues to include gains on sales of outparcels. FFO for the prior year period has been restated to include gains on sales of outparcels. Gains on sales of outparcels for the first quarter were $0.02 versus $0.01 for the same period one year ago.

HIGHLIGHTS

|X| Net income available to common shareholders increased 31.0% in the first quarter to $22,776,000 from $17,384,000 in the prior-year period. On a diluted per share basis, net income available to common shareholders for the first quarter increased 15.6% to $0.74 compared with $0.64 in the prior-year period.

|X|      Income from  operations  increased 31.3% in the first quarter of 2003 to $41,762,000  from  $31,804,000 in the first quarter of 2002.

|X| Revenues increased 14.9% in the first quarter to $166,546,000 from $144,917,000 in the prior-year period.

|X| Same center net operating income for the portfolio improved in the first quarter by 5.0% compared with the prior-year period.

|X| Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls decreased 3.0% for those tenants who have reported year to date sales compared with a decrease of 1.1% for the same period a year ago.

         CBL's chairman and chief executive officer, Charles B. Lebovitz, said, "Building on a record level of leasing activity achieved in 2002, we increased FFO by 21.3% and FFO per share by 11.2% in the first quarter. In addition to the more visible elements of our growth strategy, such as acquisitions and development, the retenanting and remerchandising of our properties with more productive retailers is an important component of our success. This quarter's results are a clear reflection of the importance of this strategy.

Phone     423 855-0001
Fax       423 490-8634

         "The retail sales environment continues to be challenging due to the current state of the economy and other factors such as severe weather and the effects of the war in Iraq. Last year's first quarter sales benefited from Easter whereas this year the holiday fell in the second quarter. We are encouraged, however, that retailers are continuing to look for expansion opportunities in malls that are updated, well-located and dominant in their markets. Last week, we announced the replacement of two anchors in our East Towne and West Towne Malls in Madison, Wisconsin, with Dick's Sporting Goods and additional mall shops. We were also very pleased to announce the significant anchor additions at Arbor Place in Atlanta, Georgia, with JC Penney opening this fall and Rich's-Macy's opening in 2004. Our ongoing investment in the renovation and redevelopment of our properties is enabling us to take advantage of the demand for first-class retail space."

OPERATIONAL HIGHLIGHTS

                                                         March 31,
                                                         ---------
                                                2003                  2002
                                            -------------        -------------
         Portfolio occupancy:                       91.6%                91.9%
           Mall portfolio                           90.6%                90.1%
             Stabilized malls (52)                  91.0%                90.3%
             Non-stabilized malls (2)               78.2%                87.3%
         Associated centers                         90.9%                96.2%
         Community centers                          94.3%                96.0%
         Comparable mall shop sales                (3.0)%               (1.1)%


PROJECTS UNDER CONSTRUCTION                          OPENING DATES

|X|      The Shoppes at Hamilton Place -
                      Chattanooga, TN                 May 2003
|X|      Cobblestone Village - St. Augustine, FL      May 2003
|X|      Waterford Commons - Waterford, CT            September 2003
|X|      Coastal Grand - Myrtle Beach, SC             March 2004
|X|      Wilkes-Barre Township MarketPlace -
                      Wilkes-Barre Township, PA       May 2004



PROJECTS UNDER RENOVATION                            COMPLETION DATES

|X|      Parkdale Mall - Beaumont, TX                 August 2003
|X|      Jefferson Mall - Louisville, KY              October 2003
|X|      Eastgate Mall - Cincinnati, OH               November 2003
|X|      East Towne Mall - Madison, WI                November 2003
|X|      West Towne Mall - Madison, WI                November 2003
|X|      St. Clair Square - Fairview Heights, IL      November 2003



DEBT
The Company's share of consolidated and unconsolidated debt as of March 31, 2003 and 2002, is as follows (in millions):

                                                         March 31, 2003              March 31, 2002
                                                   -------------------------------------------------------
                                                                      Weighted                     Weighted
                                                                    Avg. Interest                Avg. Interest
                                                    Amount             Rate(1)      Amount        Rate(1)
Fixed-rate debt:
                                                   -----------                 ------------
   Non-recourse loans on operating properties      $1,961,763         7.09%    $1,483,027          7.47%
                                                   -----------                 ------------
Variable-rate debt:
   Recourse term loans on operating properties         309,286        3.81%         527,507        3.76%
   Lines of credit                                     186,525        2.31%         232,396        4.89%
   Construction loans                                   32,178        2.98%          26,483        5.60%
                                                   -----------                 ------------
   Total variable-rate debt                            527,989        3.23%         786,386        4.15%
                                                   -----------                 ------------
Total                                              $2,489,752         6.27%      $2,269,413        6.31%
                                                   ==========                    ==========

(1) Weighted average interest rate before amortization of deferred financing costs.


|X|

             Debt-to-total-market capitalization ratio as of March 31, 2003, was
              50.7% based on the common stock closing price of $40.59 and a fully converted common stock share count of 55,570,000 as of the same date. The debt-to-market capitalization ratio as of March 31, 2002, was 53.3%.

|X| EBITDA to interest coverage ratio for the first quarter was 2.90 compared with 2.56 for the prior-year period.

|X| Through the execution of an interest rate swap agreement, the Company has fixed the interest rate on $80 million of variable rate recourse debt on operating properties at a weighted average interest rate of 6.95% as of March 31, 2003, compared with $220 million of debt fixed through interest rate swap agreements at a weighted average interest rate of 6.39% as of March 31, 2002. The $80 million of variable rate debt that has been fixed is included in the $528.0 million of variable rate debt.

         On February 28, 2003, CBL completed the sale of Capital Crossing, a community center in Raleigh, NC, and recognized a gain on discontinued operations of $2.9 million.

         During the quarter, the Company replaced two lines of credit with a new $255 million secured credit facility bringing the Company's total credit facilities to $365 million of which $178 was available at the end of the quarter. The new credit facility, which matures in 2006, has a one-year extension at the Company's option and bears interest at a rate of 100 basis points over LIBOR. Six regional malls and three associated centers secure the credit facility. The facility replaces a $130 million secured line of credit at an interest rate of 100 basis points over LIBOR and a $105.2 million unsecured facility priced at 155 basis points over LIBOR.

         The Company also closed a 10-year, $85 million, non-recourse loan at an interest rate of 5.05%. Secured by the 981,503-square-foot Westmoreland Mall and the 294,188-square-foot Westmoreland Crossing located in Greensburg, PA, the fixed-rate financing repaid the credit line borrowings used to acquire the properties in December 2002.

DIVIDENDS
         CBL's regular quarterly cash dividend of $0.655 per share for the first quarter was paid on April 18, 2003, to shareholders of record as of March 31, 2003. The first quarter cash dividend of $0.5625 per share for the Company's 9% Series A Cumulative Redeemable Preferred Stock and the first quarter cash dividend of $1.0938 per share for the Company's 8.75% Series B Cumulative Redeemable Preferred Stock were both paid on March 31, 2003, to shareholders of record as of March 20, 2003.

OUTLOOK AND GUIDANCE
         Based on today's outlook and the Company's first quarter results, management is comfortable with First Call's consensus per share estimate for 2003 barring any significant disruptions to the economy.

INVESTOR CONFERENCE CALL AND SIMULCAST
         CBL & Associates Properties, Inc. will conduct a conference call at 10:00 am EDT on April 24, 2003, to discuss the first quarter results. The number to call for this interactive teleconference is 719-457-2641. A five-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode, 770395. A transcript of the Company's prepared remarks will be filed as a Form 8-K following the conference call on April 24, 2003.

         To receive CBL & Associates Properties, Inc. first quarter earnings release and supplemental information please visit our website at www.cblproperties.com or contact Investor Relations at 423-490-8301.

         The Company will also provide an online Web simulcast and rebroadcast of its 2003 first quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at www.cblproperties.com, as well as www.streetevents.com, www.companyboardroom.com and www.vcall.com on April 24, 2003, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 8, 2003.

         CBL & Associates Properties, Inc. has a portfolio of 157 properties, including 54 enclosed malls, in 25 states totaling 58.1 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. The Company has five projects under construction totaling approximately 2.6 million square feet, including one mall - Coastal Grand - Myrtle Beach, SC, one associated center and three community centers plus six mall renovations. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. The Company can be found on the Internet at www.cblproperties.com.

         Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


                                     -MORE-
                        CBL & ASSOCIATES PROPERTIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited; in thousands, except per share amounts)


                                                         Three Months Ended
                                                               March 31,
                                                         2003             2002
                                                     ----------       ------------
Revenues:
   Minimum rents                                     $  102,988        $    90,569
   Percentage rents                                       6,330              6,717
   Other rents                                            2,029              2,058
   Tenant reimbursements                                 49,956             38,587
   Management, development and leasing fees               1,319              1,298
   Interest and other                                     3,924              5,688
                                                     ----------        -----------
      Total revenues                                    166,546            144,917
                                                     ----------        -----------
Expenses:
   Property operating                                    28,272             22,320
   Depreciation and amortization                         26,312             22,481
   Real estate taxes                                     13,993             11,527
   Maintenance and repairs                               10,557              8,562
   General and administrative                             6,353              5,741
   Interest                                              36,956             36,787
   Loss on extinguishment of debt                             -              1,948
   Other                                                  2,341              3,747
                                                     ----------        -----------
      Total expenses                                    124,784           113,113
                                                     ----------        -----------
Income from operations                                   41,762             31,804
Gain on sales of real estate assets                       1,104                415
Equity in earnings of unconsolidated affiliates           1,757              2,087
Minority interest in earnings:
   Operating partnership                                (20,637)           (16,197)
   Shopping center properties                              (540)              (917)
                                                     ----------        -----------
Income before discontinued operations                    23,446             17,192
Operating income of discontinued operations                  87                566
Gain on discontinued operations                           2,935              1,243
                                                     ----------        -----------
Net income                                               26,468             19,001
Preferred dividends                                      (3,692)            (1,617)
                                                     ----------        -----------
Net income available to common shareholders          $   22,776        $    17,384
                                                     ==========        ===========
Basic per share data:
   Income before discontinued operations,
        net of preferred dividends                   $     0.66        $      0.59
   Discontinued operations                                 0.10               0.07
                                                     ----------        -----------
   Net income available to common shareholders       $     0.76        $      0.66
                                                     ==========        ===========
   Weighted average common shares outstanding            29,726             26,356
Diluted per share data:
   Income before discontinued operations,            $     0.64        $      0.57
       net of preferred dividends
   Discontinued operations                                 0.10               0.07
                                                     ----------        -----------
   Net income available to common shareholders       $     0.74        $      0.64
                                                     ==========        ===========
   Weighted average common and potential dilutive
      common shares outstanding                          30,803             27,121



SUMMARIZED UNAUDITED BALANCE SHEET INFORMATION (IN THOUSANDS)                          March 31,     December 31,
                                                                                        2003              2002
                                                                                       ---------     ------------

Cash, restricted cash and cash equivalents                                          $      22,989    $       13,355
Total assets                                                                            3,833,139         3,795,114
Mortgage and other notes payable                                                        2,443,482         2,402,079
Minority interest                                                                         523,002           500,513
Shareholders' equity                                                                      766,335           741,190



FUNDS FROM OPERATIONS CALCULATION

                                                       Three Months Ended
                                                            March 31,
                                                        2003              2002
                                                      ---------     ------------
Net income available to common shareholders (a)  $      22,776    $       17,384
Add: Depreciation and amortization
     from consolidated properties                       26,312            22,481
       Depreciation and amortization
         from unconsolidated affiliates                    896               924
       Depreciation and amortization
         from discontinued operations                       10               250
       Minority interest in earnings of
         operating partnership                          20,637           16,197
Less:
      Minority investors' share of
         depreciation and amortization
         in shopping center properties                    (266)             (392)
   Gain on discontinued operations                      (2,935)           (1,243)
       Depreciation and amortization of non-
         real estate assets                               (133)             (111)
                                                 --------------   ---------------
Funds from operations                            $      67,297    $       55,490
                                                 =============    ==============
Funds from operations applicable to
           Company shareholders                  $      36,104    $       28,649
                                                 -------------    --------------
Basic per share data:
       Funds from operations                     $        1.21    $         1.09
                                                 =============    ==============
       Weighted average common sha
           outstanding with operating partnership
           units fully converted                         55,409           51,048
Diluted per share data:
   Funds from operations                         $        1.19    $         1.07
                                                 =============    ==============
     Weighted average common and potential
         dilutive common shares outstanding with
         operating partnership units fully converted    56,486            51,813


(a) Straight-line rents for the three months ended March 31, 2003, were $0.9 million, or $0.02 per share, compared with $1.0 million, or $0.02 per share, for the same period a year ago.


RECONCILIATION OF COMMON SHARES AND UNITS OUTSTANDING
(In thousands)

                                                                         Basic            Diluted

                                                                    ----------------  ----------------
March 31, 2003:
Weighted average shares used to compute earnings per share          29,726            30,803
Weighted average operating partnership units                        25,683            25,683
                                                                    ------            ------
Weighted average shares used to compute FFO per share               55,409            56,486
                                                                    ======            ======


March 31, 2002:
Weighted average shares used to compute earnings per share          26,356            27,121
Weighted average operating partnership units                        24,692            24,692
                                                                    ------            ------
Weighted average shares used to compute FFO per share               51,048            51,813
                                                                    ======            ======



RECONCILIATION OF COMPANY'S SHARE OF TOTAL DEBT
(Dollars in thousands)
                                                                                      March 31, 2003
                                                                                      --------------
                                                                        Fixed           Variable
                                                                        Rate              Rate               Total
                                                                        ----              ----               -----


Consolidated debt                                               $   1,943,722       $   499,760     $   2,443,482
Minority investors' share of consolidated debt                        (19,992)                -            (19,992)
Company's share of unconsolidated affiliates' debt                     38,033            28,229            66,262
                                                                       ------            ------            ------
Company's share of consolidated and unconsolidated debt          $  1,961,763       $   527,989     $   2,489,752
                                                                    =========           =======         =========
Weighted average interest rate                                           7.09%             3.23%              6.27%

                                                                                            March 31, 2002
                                                                       Fixed           Variable
                                                                        Rate              Rate               Total
                                                                       ------             ------            ------

Consolidated debt                                                   1,415,522           775,521         2,191,043
Minority investors' share of consolidated debt                        (19,307)           (7,665)          (26,972)
Company's share of unconsolidated affiliates' debt                     86,827            18,541           105,368
                                                                       ------            ------            ------
Company's share of consolidated and unconsolidated debt             1,483,042           786,397         2,269,439
                                                                    =========           =======         =========
Weighted average interest rate                                       7.47%            4.15%               6.31%



EBITDA to Interest Coverage Ratio
(Dollars in thousands)
                                                               Three Months Ended
                                                            March 31,
                                                              2003           2002
EBITDA:
Consolidated net income available to common shareholders      $ 22,776       $ 17,384

Adjustments:
Depreciation and amortization                                   26,312         22,481
Depreciation and amortization from unconsolidated affiliates       896            924
Depreciation and amortization from discontinued operations          10            250
Minority investors' share of depreciation and amortization in
   shopping center properties                                     (266)          (392)
Interest expense                                                36,956         36,787
Interest expense from unconsolidated affiliates                  1,151          1,435
Interest expense from discontinued operations                        -             60
Minority investors' share of interest expense in
   shopping center properties                                     (414)          (418)
Loss on extinguishment of debt                                       -          1,948
Income taxes                                                       494            (38)
Minority interest in earnings - Operating Partnership           20,637         16,197
Gain on discontinued operations                                 (2,935)        (1,243)
Preferred dividends                                              3,692          1,617
                                                             ---------       --------
Company's share of total EBITDA                              $ 109,309       $ 96,992
                                                             =========       ========




Interest Expense:
Interest expense                                              $ 36,956       $ 36,787
Interest expense from discontinued operations                        -             60
Interest expense from unconsolidated affiliates                  1,151          1,435
Minority investors' share of interest expense in
   shopping center properties                                     (414)          (418)
                                                             ---------       --------
Company's share of total interest expense                     $ 37,693       $ 37,864
                                                              ========       ========

EBITDA to interest coverage ratio                                 2.90           2.56

                                        8



Same-Center Net Operating Income
(In thousands)

                                                               Three Months Ended
                                                            March 31,
                                                              2003           2002

Company's share of total EBITDA                              $ 109,309       $ 96,992
General and administrative expenses                              6,353          5,741
Management fees and non-property revenues                       (1,608)        (1,298)
Gain on sales of real estate assets                             (1,104)          (415)
Income taxes                                                      (494)            38
Company's share of total NOI                                   112,456        101,058
NOI of non-comparable centers                                  (11,342)        (4,796)
                                                             ---------       --------
Same center NOI                                              $ 101,114       $ 96,262
                                                             =========       ========

NOI by Property Type:
Malls                                                         $ 84,784       $ 79,914
Associated centers                                               3,540          3,149
Community centers                                               11,253         10,772
Other                                                            1,537          2,427

                                9